UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Juniper Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

On April 27, 2010, Juniper Networks, Inc. (the “Company”) submitted the following statement via email to RiskMetrics Group to clarify the disclosure relating to the determination of Mary Cranston’s independence contained in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 30, 2010:
Pillsbury Winthrop was originally retained by the Juniper Networks Audit Committee as counsel to the Audit Committee in connection with their independent investigation into the company’s historical stock option practices, which investigation was substantially completed in December 2006. Pillsbury has continued to represent the Audit Committee following the completion of the investigation in a limited capacity on discovery and other litigation matters associated with the investigation. In February 2010, the Company announced that it has entered into a preliminary settlement related to the class action lawsuits in connection with its historical stock option practices. Juniper Networks expects this settlement will receive final court approval in 2010.
Pillsbury Winthrop was retained by the Audit Committee and its investigation was substantially completed prior to the time when Mary Cranston joined the Juniper Networks Board in November 2007. Ms. Cranston was not and is not involved in Pillsbury’s representation of Juniper Networks. In addition, Ms. Cranston is a retired non-equity partner of Pillsbury and is no longer an employee of the firm. Ms. Cranston does not receive financial compensation from Pillsbury and does not have a financial interest in the business of Pillsbury. As such, she is not directly or indirectly entitled to any of the fees paid by Juniper Networks to the firm.
Juniper Networks will not retain Pillsbury for any new matters so long as Ms. Cranston is associated with Pillsbury or a member of the Juniper Networks Board. The Company will conclude its current engagement of Pillsbury upon the earlier of the date all option-related litigation terminates or within six (6) months from April 27, 2010.